As filed with the Securities and Exchange Commission on July 25, 2016

Post-Effective Amendment No. 1 to Registration Statement on Form F-3 (Registration No. 333-180580)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RR MEDIA LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

RR Media Building, Hanegev Street, POB 1056
Airport City 7019900, Israel
+972-3-928-0808
(Address and telephone number of registrant's principal executive offices)

RR Media Inc.
157 Kimbles Road,
Hawley PA 18428
(201) 503-0208
(Name, address, and telephone number of agent for service)

Copies to:

Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-6103100
Fax: +972-3-6103111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form F-3 (Registration No. 333-180580) (the “Registration Statement”) of RR Media Ltd., an Israeli company (formerly known as RRsat Global Communications Network Ltd.) (the “Company”), that registered the sale from time to time by the selling shareholders identified in the prospectus forming a part thereof of up to 12,355,040 ordinary shares, par value NIS 0.01 per share, of the Company (“Ordinary Shares”), which was filed with the Securities and Exchange Commission on April 5, 2012.

On February 25, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 25, 2016, by and among the Company, NewBusinessCo Ltd. (“Merger Sub”), a company formed under the laws of the State of Israel and a wholly-owned subsidiary of SES Astra Services Europe S.A., a company organized under the laws of Luxemburg (“Parent”), and, solely for purposes of Section 8.15 thereof, SES S.A, a Luxemburg company (“SES” or the “Guarantor”), the parent company of Parent. On July 6, 2016, the Company merged with Merger Sub pursuant to the Merger Agreement and was thereby acquired by SES and its affiliates (the “Merger”).  Each issued and outstanding Ordinary Share was canceled in the Merger, entitling the holder thereof to receive $13.291 of cash consideration, subject to the withholding of any applicable taxes (the “Merger Consideration”). Each outstanding option to purchase one Ordinary Share was converted, in the Merger, into the right to receive an amount of cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price of such option (subject to the withholding of any applicable taxes).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to any of its registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for issuance but that remain unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel, on this 25th day of July, 2016.

RR MEDIA LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Avi Cohen	Chief Executive Officer (principal executive officer)	July 25, 2016
Avi Cohen

/s/ Dita Tal Bick	VP Finance (principal financial officer and principal accounting officer)	July 25, 2016
Dita Tal Bick

/s/ Avi Cohen	Director	July 25, 2016
Avi Cohen

/s/ Orna Naveh	Director	July 25, 2016
Orna Naveh

Authorized Representative in the United States:
RR MEDIA INC.
By: /s/ Avi Cohen
Name: Avi Cohen
Title: Director
Date: July 25, 2016

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